SERVICER COMPLIANCE STATEMENT

March 1, 2007

To:   Citibank, N.A.
      Citigroup Mortgage Loan Trust Inc.

      Re: Servicing Agreement ("Agreement") dated as of May 23, 2006, by and among Citigroup HELOC Trust Series 2006-NCB1, Citibank, N.A., U.S. Bank National Association and National City Bank.


I, Russell A. Cronin, Jr., Senior Vice President of National City Bank (the "Servicer"), and, in such capacity, the officer in charge of the Servicer's responsibility under the Agreement, hereby certify to Citibank, N.A. and Citigroup Mortgage Loan Trust Inc. in accordance with Item 1123 of Regulation AB that:

(i) a review of the Servicer's activities for the period commencing May 23, 2006 and ending December 31, 2006 and of the Servicer's performance under the Agreement during such period has been made under my supervision, and;

(ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period.


                                    National City Bank, as Servicer


                                     /s/ Russell A. Cronin, Jr.
                                    ----------------------------------------
                                 By: Russell A. Cronin, Jr.
                                     Senior Vice President